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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6 )*

                             LCI International, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    501813109
                                 (CUSIP Number)

  Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

  SEC 1745 (2-95)

-----------------------                        -------------------------------
CUSIP No.  501813109              13G          Page  2    of  9    Pages
          -------------                             -----    -----
-----------------------                        -------------------------------

---------- -------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Capital Company, L.P.
---------- -------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[ ]
                                                                        (b)[X]
---------- -------------------------------------------------------------------
        3  SEC USE ONLY
---------- -------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ --------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ --------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,128,220
     OWNED BY
                     ------ --------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ --------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            11,128,220
---------- -------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,128,220
---------- -------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

---------- -------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5%
---------- -------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                        -------------------------------
CUSIP No.  501813109              13G          Page  3    of  9    Pages
          -------------                             -----    -----
-----------------------                        -------------------------------

---------- -------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., Inc.
---------- -------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[ ]
                                                                        (b)[X]
---------- -------------------------------------------------------------------
        3  SEC USE ONLY
---------- -------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ --------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ --------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,128,220
     OWNED BY
                     ------ --------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ --------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            11,128,220
---------- -------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,128,220
---------- -------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

---------- -------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5%
---------- -------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                        -------------------------------
CUSIP No.  501813109              13G          Page  4    of  9    Pages
          -------------                             -----    -----
-----------------------                        -------------------------------

---------- -------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- -------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[ ]
                                                                        (b)[X]
---------- -------------------------------------------------------------------
        3  SEC USE ONLY
---------- -------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ --------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ --------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,128,220
     OWNED BY
                     ------ --------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ --------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            11,128,220
---------- -------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,128,220
---------- -------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

---------- -------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5%
---------- -------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                        -------------------------------
CUSIP No.  501813109              13G          Page  5    of  9    Pages
          -------------                             -----    -----
-----------------------                        -------------------------------

---------- -------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, Inc.
---------- -------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[ ]
                                                                        (b)[X]
---------- -------------------------------------------------------------------
        3  SEC USE ONLY
---------- -------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ --------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ --------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             11,128,220
     OWNED BY
                     ------ --------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ --------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            11,128,220
---------- -------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,128,220
---------- -------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

---------- -------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.5%
---------- -------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).                         NAME OF ISSUER:

                                   LCI International, Inc. (the "Issuer")

ITEM 1(B).                         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                                   OFFICES:

                                   8180 Greensboro Drive
                                   Suite 800
                                   McLean, VA  22102

ITEMS 2(A)                         NAME OF PERSON FILING; ADDRESS OF PRINCIPAL
AND (B).                           BUSINESS OFFICE:

                                   This  statement  is filed by and on behalf of
                                   (a) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"); (b) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation ("EMW"); (c) Warburg, Pincus & Co., a New York general partnership ("WP"); and (d) Warburg, Pincus Ventures, Inc., a Delaware corporation ("WPV"), which is a wholly-owned subsidiary of EMW. EMW owns 0.9% of the limited partnership interests in WPCC. WP is the owner of all the outstanding common stock of EMW and, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. WPV has entered into a management agreement with WPCC for the management of all investments made by it. Lionel I. Pincus is the managing partner of WP and may be deemed to control it. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                                   WPCC, EMW, WP and WPV are collectively
                                   referred to herein as the "Reporting
                                   Entities."

ITEM 2(C).                         CITIZENSHIP:

                                   Not Applicable

ITEM 2(D).                         TITLE OF CLASS OF SECURITIES:

                                   Common Stock, par value $.01 per share (the
                                   "Common Stock")

ITEM 2(E).                         CUSIP NUMBER:

                                   501813109

ITEM 3.                            Not Applicable

ITEM 4.                            OWNERSHIP:

                                    (a)     11,128,220 shares of Common Stock,
                                            as of November 30, 1996.

                                    The   11,128,220   shares  of  Common  Stock
                                    beneficially owned by the Reporting Entities
                                    as  of  November   30,  1996   includes  (i)
                                    5,969,664  shares of  Common  Stock and (ii)
                                    5,158,556 shares issuable upon exercise of currently exercisable warrants to purchase Common Stock.

                                    (b)     13.5%

                                    (c)     (i)      -0-
                                           (ii)      11,128,220
                                           (iii)     -0-
                                           (iv)      11,128,220

ITEM 5.                            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                   Not Applicable

ITEM 6.                            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                                   OF ANOTHER PERSON:

                                   Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                   Not Applicable

ITEM 8.                            IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                                   OF THE GROUP:

                                   Not Applicable

ITEM 9.                            NOTICE OF DISSOLUTION OF GROUP:

                                   Not Applicable

ITEM 10.                           CERTIFICATION:

                                   Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 9, 1996

                                           WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                           By:      Warburg, Pincus & Co.,
                                                    General Partner


                                           By: /s/ Stephen Distler
                                                    Stephen Distler, Partner


                                           WARBURG, PINCUS & CO.


                                           By: /s/ Stephen Distler
                                                    Stephen Distler, Partner


                                           E.M. WARBURG, PINCUS & CO., INC.


                                           By: /s/ Stephen Distler
                                                    Stephen Distler
                                                    Managing Director


                                           WARBURG, PINCUS VENTURES, INC.


                                           By: /s/ Stephen Distler
                                                    Stephen Distler
                                                    Managing Director